Exhibit 99.1 Astec Industries, Inc.
Segment Information-Annual
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2013 Revenues-$	398,399	350,514	184,085	-	932,998
2012 Revenues-$	390,752	355,428	190,093	-	936,273
2011 Revenues-$	422,272	333,278	153,091	-	908,641

2013 Gross Profit-$	85,428	87,849	33,925	(83)	207,119
2013 Gross Profit %	21.4%	25.1%	18.4%	-	22.2%
2012 Gross Profit-$	79,372	90,554	37,215	810	207,951
2012 Gross Profit %	20.3%	25.5%	19.6%	-	22.2%
2011 Gross Profit-$	97,382	83,389	30,733	29	211,533
2011 Gross Profit %	23.1%	25.0%	20.1%	-	23.3%

2013 Profit (Loss)-$	32,814	33,031	4,005	(30,367)	39,483
2012 Profit (Loss)-$	26,917	34,687	6,149	(33,024)	34,729
2011 Profit (Loss)-$	46,569	31,493	4,316	(39,992)	42,386

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Year Ended December 31
	2013	2012	2011
Total profit for all segments	$39,483	$34,729	$42,386
Elimination of intersegment profit	(269)	(519)	(1,946)
Net income attributable to non-controlling interest	(172)	(161)	(102)
Discontinued operations	-	6,779	225
Net income attributable to controlling interest	$39,042	$40,828	$40,563

Astec Industries, Inc.
Backlog by Segment
(in thousands)
(Unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
December 31, 2013	137,119	105,022	48,101	290,242
December 31, 2012	124,210	88,123	51,458	263,791
December 31, 2011	111,307	98,262	59,049	268,618